CODEXIS, INC.
CHANGE OF CONTROL SEVERANCE AGREEMENT
This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between Kevin Norrett (the “Executive”) and Codexis, Inc., a Delaware corporation (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).
R E C I T A L S
A.It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration as well as the possibility of an involuntary termination or reduction in responsibility can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.
B.The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change of Control (as defined below) for the benefit of its stockholders.
C.The Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that provide Executive with enhanced financial security and provides incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.
    D.     Certain capitalized terms used in the Agreement are defined in Section 9 below.
The parties hereto agree as follows:
1.Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.
3.Covered Termination Outside a Change of Control Period. Except as otherwise provided under Section 6, if Executive experiences a Covered Termination other than during a Change of Control Period, and if Executive, within sixty (60) days following the date of the Covered Termination, provides the Company with an executed Release of Claims (as defined below) which is not revoked within the applicable revocation period, if any, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:
        (a)    Severance. Executive shall receive a lump sum cash payment in an amount equal to twelve (12) months of Executive’s base salary at the rate in effect immediately prior to Executive’s termination of employment (without giving effect to any reduction in base salary that gives rise to a Voluntary Termination for Good Reason), less applicable withholdings. This severance payment shall be made to Executive in substantially equal installments in accordance with

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the Company’s normal payroll procedures with the first such installment to be made on the first payroll date following the date the Release of Claims becomes effective and irrevocable, provided, that if the Covered Termination occurs after November 1 of any year, the first such installment shall be made on the first payroll date of the subsequent year and, provided further, that, in each case, the first installment shall include any installment payments that would have been made had such installments commenced on the first payroll date after the Covered Termination.
        (b)    Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive, Executive’s covered dependents and Executive’s spouse or domestic partner from the date of Executive’s Covered Termination through the earlier of (i) the twelve (12) month anniversary of the date of Executive’s Covered Termination and (ii) the date Executive, Executive’s covered dependents, if any, and Executive’s spouse or domestic partner, if any, become eligible for healthcare coverage under another employer’s plan(s), provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the remaining period the Company would otherwise directly pay or reimburse Executive. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.
4.Covered Termination Within a Change of Control Period. If Executive experiences a Covered Termination during a Change of Control Period, and if Executive, within sixty (60) days following the date of the Covered Termination, provides the Company with an executed Release of Claims (as defined below) which is not revoked within the applicable revocation period, if any, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:
        (a)    Severance. Executive shall receive a lump sum cash payment in an amount equal to the sum of eighteen (18) months of Executive’s base salary at the rate in effect immediately prior to Executive’s termination of employment (without giving effect to any reduction in base salary subsequent to a Change of Control that gives rise to a Voluntary Termination for Good Reason), less applicable withholdings. This severance payment shall be made to Executive within sixty (60) days following the date of the Covered Termination.
        (b)    Equity Awards. Each outstanding equity award, including, without limitation, stock options, restricted stock, and restricted stock units, held by Executive shall automatically become vested and, if applicable, exercisable and any restrictions thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the then unvested shares subject to such equity award. Notwithstanding the foregoing, any outstanding performance stock units or performance stock options held by Executive shall automatically become vested with respect to: (i) in the event of a Change of Control that occurs prior to the applicable Measurement Date, such number of shares of Company common stock corresponding to the target performance level for any applicable performance goals; or (ii) in the event of a Change of Control that occurs on or after the Measurement Date, such number of shares of Company common stock corresponding to the Company’s actual achievement of any applicable performance goals.
    (c)    Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive, Executive’s covered dependents and Executive’s spouse

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or domestic partner from the date of Executive’s Covered Termination through the earlier of (i) the eighteen (18) month anniversary of the date of Executive’s Covered Termination and (ii) the date Executive, Executive’s covered dependents, if any, and Executive’s spouse or domestic partner, if any, become eligible for healthcare coverage under another employer’s plan(s), provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code, under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the remaining period the Company would otherwise directly pay or reimburse Executive. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.
5.Death or Disability. If Executive terminates employment with the Company due to death or Disability and such termination constitutes a “separation from service” within the meaning of Section 409A of Code and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”), then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:
        (a)    Pro-Rata Vesting of Equity Awards. Each outstanding equity award, including, without limitation, stock options, restricted stock and restricted stock units, held by Executive shall automatically become vested and, if applicable, exercisable and any restrictions thereon shall immediately lapse, in each case, with respect to that number of shares of Company common stock that would otherwise vest on the next vesting date for such equity award, assuming Executive’s continued service through such date, pro-rated to the date of Executive’s termination due to death or Disability. For purposes of determining the number of shares subject to any outstanding performance stock units or performance stock options that would otherwise vest on the next vesting date pursuant to the foregoing sentence, the applicable performance goals shall be deemed achieved: (i) in the event of a termination due to death or Disability that occurs prior to the applicable Measurement Date, at the target performance level; or (ii) in the event of a termination due to death or Disability that occurs on or after the Measurement Date, based on the Company’s actual achievement.
    (b)    Continued Healthcare. If Executive, or any beneficiary of Executive, elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive, or such beneficiary, for, the premium for Executive,

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Executive’s covered dependents and Executive’s spouse or domestic partner from the date of Executive’s termination due to death or Disability through the earlier of (i) the twelve (12) month anniversary of the date of Executive’s termination of employment and (ii) the date Executive, Executive’s covered dependents, if any, and Executive’s spouse or domestic partner, if any, become eligible for healthcare coverage under another employer’s plan(s), provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code, under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the remaining period the Company would otherwise directly pay or reimburse Executive. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive, or any beneficiary of Executive, may, if eligible, elect to continue healthcare coverage at his or her expense in accordance with the provisions of COBRA.
6.Termination in Connection with a Change of Control. Notwithstanding anything in this Agreement to the contrary, in the event Executive experiences a Covered Termination and the Involuntary Termination without Cause underlying the Covered Termination, or the event upon which a Voluntary Termination for Good Reason underlying the Covered Termination is based, occurs at the direction of a person or entity that has entered into an agreement with the Company that contemplates a transaction that, if consummated, would constitute a Change of Control, then for all purposes hereunder, including, without limitation, Sections 4 and 7, such Covered Termination shall be deemed to have occurred during a Change of Control Period and, in lieu of the benefits provided under Section 3, Executive shall be entitled to the benefits set forth in Section 4 with such benefits to be paid, or commence being paid, upon the Covered Termination, but otherwise subject to the terms and conditions of Section 4.
7.Termination for Cause; Voluntary Resignation. If Executive’s service with the Company is terminated by the Company for Cause or by Executive for any or no reason other than due to death, Disability or as a Covered Termination, then Executive shall only be entitled to any accrued but unpaid salary, bonus, vacation and expense reimbursement in accordance with applicable law.
8.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under this Agreement shall be payable either
(a)in full, or
(b)as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. The specific benefits that shall be reduced, if any, and the order of such reduction shall be determined by the Executive in his or her sole discretion. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company's independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by

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this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.
9.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)Change of Control. “Change of Control” shall mean (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all the assets of the Company; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of the common stock of the Company outstanding immediately before the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or, (vi) in the event that the individuals who are members of the Incumbent Board cease for any reason to constitute at least fifty percent (50%) of the Board. Notwithstanding the foregoing, a Change of Control shall not include any transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise) or the initial public offering of the Company’s common stock. Further notwithstanding the foregoing, if a Change of Control would give rise to a payment or settlement event that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change of Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event, to the extent required by Section 409A.
(b)Change of Control Period. “Change of Control Period” shall mean the period commencing ninety (90) days prior to a Change of Control and ending on the first anniversary of the Change of Control.
(c)Covered Termination. “Covered Termination” shall mean an Involuntary Termination without Cause or a Voluntary Termination for Good Reason that constitutes the Executive’s Separation from Service.
(d)Disability. “Disability” shall mean that Executive has been unable to perform Executive’s Company duties as the result of Executive’s incapacity due to physical or mental illness, and such inability, at least one hundred eighty (180) days after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of Executive’s

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duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
(e)Incumbent Board. “Incumbent Board” shall mean the individuals who, as of the Effective Date, are members of the Board. If the election, or nomination for election by the Company’s stockholders, of any new director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.
(f)Involuntary Termination without Cause. “Involuntary Termination without Cause” shall mean the termination of Executive’s employment by the Company other than a termination following (i) the willful and continued failure to substantially perform the Executive’s duties with the Company (other than as a result of physical or mental disability) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties and that has not been cured within fifteen (15) days following receipt by the Executive of the written demand; (ii) commission of a felony (other than a traffic-related offense) that in the written determination of the Company is likely to cause or has caused material injury to the Company’s business; (iii) dishonesty with respect to a significant matter relating to the Company’s business; or (iv) material breach of any agreement by and between the Executive and the Company, which material breach has not been cured within fifteen (15) days following receipt by the Executive of written notice from the Company identifying such material breach.
(g)Release of Claims. “Release of Claims” shall mean a general release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company.
(h)Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” shall mean Executive’s voluntarily resignation after the occurrence of any of the following without Executive’s written consent: (i) a material diminution in Executive’s base compensation; (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) a material change of at least thirty-five (35) miles in the geographic location at which Executive must perform Executive’s services; or (iv) a material breach of this Agreement by the Company. Notwithstanding the foregoing, a resignation shall not constitute a “Voluntary Termination for Good Reason” unless the condition giving rise to such resignation continues more than thirty (30) days following Executive’s written notice of the condition within ninety (90) days of the first occurrence of such condition and Executive’s termination occurs within one hundred eighty (180) days following the first occurrence of such condition.
(h)    Measurement Date. “Measurement Date,” with respect to an award of performance stock units or performance stock options, shall mean the date the Compensation Committee of the Board of Directors determines the achievement of the applicable performance goals for the applicable performance period.
10.Successors.
(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law.

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(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
11.Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
12.Confidentiality; Non-Solicitation.
(a)Confidentiality. While Executive is employed by the Company, and thereafter while Executive receives severance benefits hereunder, Executive shall not directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Upon termination of Executive’s employment with the Company, all Confidential Information in Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to Executive by a third party. For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to Executive or known by Executive as a consequence of or through his or her relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates. In addition, Executive shall continue to be subject to the Confidential Information, Secrecy, and Invention Agreement entered into between Executive and the Company (the “Confidential Information Agreement”).
(b)Non-Solicitation. In addition to each Executive’s obligations under the Confidential Information Agreement, Executive shall not for a period of one (1) year following Executive’s termination of employment for any reason, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 12(b). Executive also agrees not to harass or disparage the Company or its employees, clients, directors or agents or divert or attempt to divert any actual or potential business of the company.
(c)Survival of Provisions. The provisions of this Section 12 shall survive the termination or expiration of the applicable Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 12 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

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13.Dispute Resolution.
(a)To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Mateo County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
14.Miscellaneous Provisions.
(a)Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Covered Termination or termination of employment due to Disability or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 14(a) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
(b)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same.
(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.
(e)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

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(f)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.[Signature page follows]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

    CODEXIS, INC.
        By: /s/Stephen Dilly
         Name: Stephen Dilly
     Title: President and CEO
     Date:

    EXECUTIVE
    /s/ Kevin Norrett____
    Kevin Norrett
    Date: 9/12/2022

    Signature Page to Change of Control Severance Agreement

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